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                                                                    EXHIBIT 10.1

                                 DAVID McINTOSH
                            7932 FLAGER COURT SOUTH
                           WEST PALM BEACH, FL 33405
                       (561) 650-0659; FAX (561) 655-5677



                                                                  April 27, 2000


Mr. Joseph A. Paul, CEO
US Diagnostic, Inc.
777 South Flagler Drive
Suite 1200
West Palm Beach, FL 33401


Dear Joe:

In order to confirm the understanding we've reached orally, I restate below the agreement under which I'll render consulting services to USD.

I've agreed to commit a minimum of 300 hours over the next 4 months or so, in order to examine the feasibility of USD complementing its current endeavors through an internet-based Application Service Provider (ASP) enterprise.

My time investment began Monday, April 24, in preparation for Tuesday's meeting in your offices. I would hope to complete the task before the end of August and will target completion by mid-August. I've committed to be out-of-state for the last two weeks of July and the first week of August. While I approach this engagement with a true sense of urgency (for all the reasons we both understand about the need to launch such strategies as quickly as possible), there can be no assurance that events beyond my control might not delay the final written product.

My ability to complete the project in a timely manner is also dependent on the availability of Stan Repetta to work with me. Stan has indicated that he believes a substantial part of his time can be, and should be, devoted to this effort. I'm pleased with his level of excitement about the project.

My work product will constitute a comprehensive report to the Board of Directors, along with a suggested plan of action for the Company.

The Company has agreed to compensate me, as an independent contractor, at the fixed rate of $15,000 per month for 4 months. The payments will be due on the 5th day of May, June, July and August of this year. In addition, the Company will bear the cost of reasonable expenses incurred by me which have a direct relationship to the engagement. If I advance money for such expenses, the Company will reimburse me for directly-related expenses when I submit full documentation of them.

Please signify your concurrence with this agreement at the bottom of this letter.


My best to you,

/s/ DAVID McINTOSH
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David McIntosh                             ACCEPTED:

                                           /s/ JOSEPH A. PAUL, CEO  4/22/00
                                           --------------------------------
                                           Joseph A. Paul, CEO       Date